Exhibit 99.6

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

March 12, 2021

The Boards of Directors

Cullman Bancorp, Inc.

Cullman Savings Bank

216 Second Avenue S.W.

Cullman, Alabama 35055

Re:	Plan of Conversion and Reorganization

Cullman Savings Bank

Cullman Bancorp, Inc.

Members of the Boards of Directors:

The Plan of Conversion and Reorganization (the “Plan”) of Cullman Savings Bank, MHC (the “MHC”) provides for the conversion of the MHC into the full stock form of organization. Pursuant to the Plan, the MHC will be merged into Cullman Bancorp, Inc., a federal corporation (the “Mid-Tier”), and Cullman Bancorp. Inc. will be merged into the new Cullman Bancorp, Inc. a newly formed Maryland Corporation (the “Corporation”), with the Corporation as the resulting entity, and the MHC will no longer exist. As part of the Plan, the Corporation will sell shares of common stock in an offering that will represent the ownership interest in the Mid-Tier, now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Corporation representing the amount of (i) the MHC’s ownership interest in the Mid-Tier’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Mid-Tier). The Corporation shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Cullman Savings Bank (the “Bank”). We further understand that the Bank will also establish a liquidation account in an amount equal to the Corporation’s liquidation account, pursuant to the Plan. The liquidation account is designed to provide payments to depositors of their liquidation interest in the event of liquidation of the Bank (or the Corporation and the Bank).

In the unlikely event that either the Bank (or the Corporation and the Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to Eligible Account Holders and Supplemental Eligible Account Holders, of the liquidation account maintained by the Corporation.

Boards of Directors

March 12, 2021

Also, in a complete liquidation of both entities, or of the Bank, when the Corporation has insufficient assets (other than the stock of the Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and the Bank has positive net worth, the Bank shall immediately make a distribution to fund the Corporation’s remaining obligations under the liquidation account. The Plan further provides that if the Corporation is completely liquidated or sold apart from a sale or liquidation of the Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Corporation shall be surrendered and treated as a liquidation account in the Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observation that the liquidation rights become payable only upon the unlikely event of the liquidation of the Bank (or the Corporation and the Bank), that liquidation rights in the Corporation automatically transfer to the Bank in the event the Corporation is completely liquidated or sold apart from a sale or liquidation of the Bank, and that after two years from the date of conversion and upon written request of the FRB, the Corporation will transfer the liquidation account and depositors’ interest in such account to the Bank and the liquidation account shall thereupon become the liquidation account of the Bank, no longer subject to the Corporation’s creditors, we are of the belief that: the benefit provided by the Cullman Savings Bank liquidation account supporting the payment of the liquidation account if (i) the Corporation lacks sufficient net assets or (ii) Cullman Savings Bank (or the Corporation and the Bank) enters into a transaction to transfer Cullman Savings Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/ Keller & Company, Inc.

Keller & Company, Inc.